Exhibit 10.3

Credit Agreement

dated as of November 5, 2008

between

Micrus Endovascular Corporation,
as Borrower,

and

Wells Fargo Bank, National Association,
as Bank

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- ii -

- iii -

SCHEDULES

1.1-A	Permitted Indebtedness
1.1-B	Permitted Investments
1.1-C	Permitted Liens
5.1	Subsidiaries
5.4	Litigation
5.11	Environmental Matters

EXHIBITS

A	Form of Revolving Line of Credit Note
B	Form of Loan Notice
C	Form of Financial Covenant Compliance Certificate
D	Form of Borrowing Base Certificate

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Credit Agreement

This Credit Agreement (this “Agreement”) is entered into as of November 5, 2008, by and between Micrus Endovascular Corporation, a Delaware corporation (“Borrower”), and Wells Fargo Bank, National Association (“Bank”).

Recitals

Whereas, Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

Now, Therefore, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

Article I

Definitions

Section 1.1.Certain Defined Terms.

As used in this Agreement, the following terms shall have the meaning set forth below:

“AAA” has the meaning ascribed to such term in Section 9.11(b) hereof.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the UCC), and any and all supporting obligations in respect thereof.

“Advance Rate” means the lesser of (i) 80% and (ii) the percentage set by Bank in its sole discretion following the completion of the Initial Collateral Audit.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through common directors, trustees or officers, by contract, by law, or otherwise.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Applicable Rate” means, from time to time, with respect to any Base Rate Loan or LIBOR Loan, as the case may be, the applicable rate per annum set forth as follows: (i) for any LIBOR Loan 3.5% (three and fifty hundredths percent), and (ii) for any Base Rate Loan, the sum of 2.25% (two and twenty-five hundredths percent) plus the Applicable Rate Adjustment Factor.

“Applicable Rate Adjustment Factor” means, as of any date of determination, the sum of (i) the Base Rate as of the close of business on the Closing Date minus three-month LIBOR as of the close of business on the Closing Date, minus (ii) the Base Rate as of the close of business as of the last Business Day for the fiscal quarter ending on, or most recently ended as of, such date of determination minus three-month LIBOR as of the close of business as of the last Business Day for the fiscal quarter ending on, or most recently ended as of, such date of determination.

“Availability Period” means the period from the Closing Date to the earlier of (i) the Maturity Date and (ii) the date that Bank’s commitment to make Revolving Credit Loans terminates pursuant to Section 8.2.

“Bank” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (United States Code Sections 101 et seq.)

“Bankruptcy Laws” means, collectively:  (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the London interbank offered market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for Dollar deposits on the London interbank offered market.

“Base Rate” means, for any day, the per annum rate of interest in effect for such day as publicly announced from time to time by Bank as its “Prime Rate,” such rate being the rate of interest most recently announced within Bank at its principal office as its “Prime Rate,” with the understanding that Bank’s “Prime Rate” is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.  Any change in Bank’s “Prime Rate” as announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based upon the Base Rate.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereof.

“Borrowing Base” means, as of any date of determination, the greater of (i) $7,500,000 and (ii) the product of the Advance Rate multiplied by Eligible Accounts.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close; provided that, if any such day relates to LIBOR or any LIBOR Loan, such day must also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank offered market.

“Change in Law” means the occurrence, after the date of this Agreement, of:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group  has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means November 5, 2008.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a per annum interest rate equal to the sum of:  (i) the Base Rate; plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans; plus (iii) three percent (3.0%) per annum; provided that, with respect to a LIBOR Loan, the Default Rate shall be a per annum interest rate equal to the sum of:  (A) the interest rate (including any Applicable Rate) otherwise applicable to such Revolving Credit Loan; plus (B) three percent (3.0%) per annum.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by Borrower in the Loan Documents, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, in which Bank has a perfected security interest of first priority, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Bank in Bank’s sole and absolute discretion to address the results of any audit performed by Bank from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to Borrower.  Eligible Accounts shall not include the following:

(i)     any Account which is more than ninety (90) days past due;

(ii)    any Account that is disputed or subject to a claim of offset or other potential credit or a contra account;

(iii)   any Account not yet earned by the final delivery of goods or rendition of services, as applicable, by Borrower to the customer;

(iv)  any Account for services not yet rendered or for goods not yet shipped, including, without limitation, that portion of any Account, which represents interim or progress billings or retention rights on the part of the Account Debtor;

(v)   Accounts constituting proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States
        Copyright Office and shall be covered by a duly executed copyright security agreement, in form and substance reasonably satisfactory to Bank, and  filed in the United States Copyright Office;

(vi)  Accounts owed by an Account Debtor that is not Solvent, the subject of an insolvency proceeding or has gone out of business;

(vii)   Accounts owed by an owner, Subsidiary, Affiliate, officer or employee of Borrower;

(viii)  Accounts not subject to a duly perfected security interest in Bank’s favor or which are subject to any Lien other than a Permitted Lien;

(ix)    that portion of any Account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted in writing;

(x)     that portion of Accounts that has been restructured, extended, amended or modified;

(xi)    that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xii)   any Account which represents an obligation of any Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, when twenty percent (20%) or more of Borrower’s Accounts from such Account Debtor are not eligible pursuant to (i) above;

(xiii)  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(xiv)  Accounts that are not payable in Dollars;

(xv)  Accounts with respect to which the Account Debtor is not organized under the laws of the United States and Canada (except the province of Quebec)
         unless the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Bank in its sole and absolute discretion;

(xvi)  any Account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof unless Bank determines, in its sole and absolute discretion based on the advice of counsel, that such Account is not subject to the Federal
         Assignment of Claims Act of 1940, as amended, or any state equivalent thereto and provides written notice to Borrower to such effect; or

(xvii) any Account deemed ineligible by Bank when Bank, in its sole and absolute discretion, deems the creditworthiness or financial condition of the
         Account Debtor, or the industry in which the Account Debtor is engaged, to be unsatisfactory.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, health and safety, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any Guarantor or any of their respective Subsidiaries directly or indirectly resulting from or based upon:  (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following:  (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning ascribed to such term in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States (or political subdivision thereof).

“GAAP” means generally accepted accounting principles applicable in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAAP Profit/Loss” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of: (a) the revenue for such period; minus (b) the cost of goods sold during such period; minus (c) the operating expenses for such period; provided, that for purposes of determining operating expenses, no effect shall be given to (i) any stock-based compensation expenses incurred during such period; and (ii) any stock-based acquisition expenses incurred during such period.

“General Intangibles” means all of Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future intellectual property rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use Borrower’s name, and the goodwill of Borrower’s business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” or “Guarantors” have the meanings ascribed to such terms in Section 2.8 hereof.

“Guaranty” or “Guaranties” have the meanings ascribed to such terms in Section 2.8 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnitees” has the meaning ascribed thereto in Section 9.3(b).

“Initial Collateral Audit” means that certain audit by Bank of any collateral under this Agreement, including the examination of any books, records, documents, instruments or agreements relating to any accounts requested to be Eligible Accounts hereunder.  The results and conclusions of Bank as a result of such audit are confidential and will not be shared with Borrower, with the exception of Exhibit A to such audit, which is incorporated herein by reference.

“Interest Payment Date” means the last Business Day of each calendar month.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two or three months thereafter, as selected by Borrower in its related Loan Notice; provided that:  (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Credit Loan shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (but shall exclude the portion of the amount invested that constitutes the direct proceeds of Equity Interests issued by Borrower), without adjustment for subsequent increases or decreases in the value of such Investment.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

“LIBOR Loan” means a Revolving Credit Loan that bears interest based upon LIBOR.

“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Loan Documents” means this Agreement, the Revolving Line of Credit Note, the Security Agreement, the Guaranties, the Pledge Agreement, the Subsidiary Security Agreement and each other contract, instrument and document required by or delivered to Bank in connection with this Agreement.

“Loan Notice” means a notice, pursuant to Section 2.2(a), of:  (a) a borrowing of Revolving Credit Loans; (b) a conversion of Revolving Credit Loans from one Type to the other (other than a conversion of a LIBOR Loan into a Base Rate Loan); or (c) a continuation of LIBOR Loans; which, if in writing, shall be substantially in the form of Exhibit B.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay all debt, principal, interest, expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the Revolving Line of Credit Note, and the other Loan Documents, or to otherwise perform its material obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest or lien in, the collateral described in Section 2.8 hereof.

“Material Subsidiary” means (i) any Subsidiary of Borrower with annual revenues in excess of 0.5% of the aggregate annual consolidated revenues of Borrower and its Subsidiaries for any fiscal period ending after the Closing Date or (ii) any Subsidiary of Borrower with total assets in excess of 1.0% of the aggregate consolidated assets of Borrower and its Subsidiaries as of the last day of any fiscal period ending after the Closing Date; provided that each Subsidiary of Borrower that is not a Material Subsidiary shall be deemed a Material Subsidiary to the extent that such Subsidiary’s designation as a Subsidiary that is not a Material Subsidiary would result in aggregate annual revenues for all such Subsidiaries that are not Material Subsidiaries in excess of $1.00.

“Maturity Date” means November 1, 2009.

“Modified Quick Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of:  (a) the sum of (i) unrestricted cash plus (ii) unrestricted short-term marketable securities plus (iii) net accounts receivable to (b) current liabilities.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties of Borrower or any Guarantor under any Loan Document, whether with respect to any Revolving Credit Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Indebtedness” means:

(a)    the liabilities of Borrower to Bank under this Agreement and the other Loan Documents;

(b)    any other liabilities of Borrower existing as of the Closing Date and listed on Schedule 1.1-A;

(c)     unsecured indebtedness to trade creditors incurred in the ordinary course of business;

(d)    guaranty obligations of a Subsidiary with respect to indebtedness of Borrower permitted under Section 7.6;

(e)    indebtedness secured by Permitted Liens identified in paragraphs (d), (e), (f), (g) (but solely with respect to Permitted Liens permitted under such paragraph (g) that are related to extensions, renewals or refinancings of indebtedness secured by liens identified in paragraph (d) of the definition of Permitted Liens) and (j) of the definition of Permitted Liens;

(f)     Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount outstanding not to exceed $250,000;

(g)    Other unsecured Indebtedness of Borrower not existing on the Closing Date, provided that the aggregate principal amount of all such Indebtedness does not exceed $100,000; and

(h)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness identified in (a) through (d), (f) and (g) above, provided that the principal amount is not increased beyond the lesser of (i) the original principal amount and (ii) the amount outstanding on the Closing Date nor the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a)    Investments by Borrower existing as of the Closing Date and listed on Schedule 1.1-B;

(b)    Investments by Borrower in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, Inc., (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)    Investments by Borrower consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of Borrower;

(d)    Investments by Borrower consisting of deposit accounts in which Bank has a first priority perfected security interest;

(e)    Investments, in the aggregate not to exceed $1,000,000.00, by Borrower (i) in Subsidiaries formed or acquired after the Closing Date, so long as Borrower hasControl of such Subsidiary immediately following the effectiveness of such acquisition, Borrower has executed a pledge agreement pledging all equity interests in such Subsidiary to Bank and such Subsidiary, to the extent that such Subsidiary is a Material Subsidiary and is not a Foreign Subsidiary, has executed a guaranty in favor of Bank pursuant to the terms of Section 2.8 and/or (ii) constituting the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit;

(f)    Investments by Borrower not to exceed $250,000.00 in the aggregate in any fiscal year consisting of  (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(g)    Investments (including debt obligations) by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h)   Investments by Borrower not to exceed $250,000.00 in the aggregate outstanding at any time consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to investments of Borrower in any Subsidiary.

“Permitted Liens” means:

(a)    liens and security interests in favor of Bank created under any Loan Document;

(b)    liens and security interests existing as of the Closing Date and listed on Schedule 1.1-C;

(c)    liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP;

(d)   purchase money liens not to exceed $500,000.00 in the aggregate (i) on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, if the lien is confined to the property so acquired and improvements thereon, and the proceeds of such equipment;

(e)    statutory liens arising in the ordinary course of business and not overdue for a period of more than thirty days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP, not to exceed $100,000.00 in the aggregate, securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such parties;

(f)    liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business not delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP;

(g)   liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens identified in paragraphs (b) and (d) of this definition, so long as such indebtedness is Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h)    leases or subleases of real property granted in the ordinary course of business, and leases; and subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business;

(i)    Liens in the form of zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions or other restrictions on the use of real property that (1) secure Indebtedness or (2) materially interfere with the ordinary conduct of Borrower and its Subsidiaries;

(j)    Liens not for borrowed money in the form of pledges or deposits securing bids, tenders, performance, payment of insurance premiums, statutory obligations, surety bonds, appeal bonds, leases to which Borrower or any of its Subsidiaries is a party and other obligations of a like nature, in each case, made in the ordinary course of business and in any event not to exceed $250,000.00;

(k)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)    statutory liens or liens arising by law arising in the ordinary course of business and not overdue for a period of thirty days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP, not to exceed $100,000.00 in the aggregate, securing claims existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by Borrower or any Subsidiary of Borrower, in favor of the bank or banks which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)   Liens on assets of Foreign Subsidiaries to secure any items of Permitted Indebtedness identified in clause (g) of such definition; and

(n)    non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means a pledge agreement, in form and substance reasonably satisfactory to Bank, made by Borrower for the benefit of Bank.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any vice president, the general counsel and/or secretary, the assistant secretary, the controller of Borrower, the director of finance of Borrower, or any other officer of Borrower having substantially the same authority and responsibility as any of the foregoing.

“Revolving Credit Borrowing” means a borrowing of a Revolving Credit Loan of a particular Type.

“Revolving Credit Loan” has the meaning ascribed thereto in Section 2.1(a).

“Revolving Line of Credit” has the meaning ascribed to such term in Section 2.1(a).

“Revolving Line of Credit Note” has the meaning ascribed to such term in Section 2.1(a).

“Rules” has the meaning ascribed to such term in Section 9.11(b) hereof.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, executed by Borrower and each Domestic Subsidiary in existence as of the Closing Date in favor of Bank.

“Solvent” means, as to any Person at any time, that:  (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act or any similar state statute applicable to Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Bank, made by a Material Subsidiary that is not a Foreign Subsidiary for the benefit of Bank.

“Type” means, with respect to any Revolving Credit Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the California Uniform Commercial Code; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

Section 1.2.Certain Rules of Construction.

(a)   Unless the context requires otherwise, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(b)   The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless otherwise specified, Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement.

(c)            (i)   The term “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)   The terms “include” and “including” are not limiting.

(iii)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv)  Unless the context clearly requires otherwise, the terms “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(d)   Unless otherwise expressly provided herein:  (i) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)   Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

(f)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g)   This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(h)   This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, Borrower, the Guarantors and Bank and are the products of all parties.  Accordingly, they shall not be construed against Bank merely because of the involvement of any or all of the preceding Persons in their preparation.

(i)   Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended:  (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(j)   References herein to “fiscal year” refer to the fiscal year of Borrower.

(k)   Any financial ratios required to be maintained by Borrower pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

Article II

Credit Terms

Section 2.1.Revolving Line of Credit.

(a)   Revolving Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time on any Business Day during the Availability Period, not to exceed at any time the aggregate principal amount of Fifteen Million Dollars ($15,000,000.00) (the “Revolving Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes.  Borrower’s obligation to repay advances under the Revolving Line of Credit shall be evidenced by a promissory note dated as of November 5, 2008 (the “Revolving Line of Credit Note”), in the form attached hereto as Exhibit A, all terms of which are incorporated herein by this reference.

(b)   Borrowing Availability.  There is no availability under this Agreement until Bank’s completion of the Initial Collateral Audit.  After the completion of the Initial Collateral Audit, outstanding borrowings under the Revolving Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed the Borrowing Base.  The foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require.  If the outstanding principal balance of the Revolving Line of Credit on any date is greater than the Borrowing Base, then Borrower shall make a principal reduction on the Revolving Line of Credit on such date in an amount sufficient to reduce the then outstanding principal balance thereof to an amount not greater than such maximum allowable principal amount.

(c)   Borrowing and Repayment.  Borrower may from time to time during the Availability Period, partially or wholly repay its outstanding borrowings under the Revolving Line of Credit, and reborrow, subject to all of the limitations, terms and conditions contained herein; provided that, the total outstanding borrowings under the Revolving Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.  On the Maturity Date, Borrower shall repay to Bank in full the aggregate outstanding principal balance of all Revolving Credit Loans, together with all accrued and unpaid interest due thereon.

Section 2.2.Procedures For Borrowing.

(a)   Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other and each continuation of LIBOR Loans shall be made upon Borrower’s irrevocable notice to Bank, which may be given by telephone or by approved electronic communications.  Each such notice must be received by Bank not later than 11:00 a.m. on the requested date of any Revolving Credit Borrowing, conversion or continuation.  Notwithstanding anything to the contrary contained herein, any telephonic notice or other electronic communication by Borrower pursuant to this Section 2.2(a) may be given by an individual who has been authorized in writing to do so by an appropriate Responsible Officer of Borrower.  Each such telephonic notice or other electronic communication must be confirmed promptly by delivery to Bank of a written Loan Notice, appropriately completed and signed by an appropriate Responsible Officer of Borrower.

(b)   Each Revolving Credit Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $100,000 or more.  Each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or more.

(c)   Each Loan Notice (whether telephonic or written) shall specify:  (i) whether Borrower is requesting:  (A) a Revolving Credit Borrowing; (B) a conversion of outstanding Revolving Credit Loans from one Type to the other (other than LIBOR Loans to Base Rate Loans); or (C) a continuation of LIBOR Loans; (ii) the requested date of such Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of the Revolving Credit Loans to be borrowed, converted or continued; (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Revolving Credit Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loan(s) shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d)   Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan.  During the existence of an Event of Default:  (i) no Revolving Credit Loans may be requested as, converted to or continued as LIBOR Loans without the consent of Bank; and (ii) Bank may demand that any or all of the then outstanding Revolving Credit Loans that are LIBOR Loans be converted immediately to Base Rate Loans, whereupon Borrower shall pay any amounts due under Section 3.4 in accordance with the terms thereof due to any such conversion.

(e)   Bank shall promptly notify Borrower of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.

(f)   After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect.

Section 2.3.Prepayments.

Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by Bank not later than 11:00 a.m.:  (1) three Business Days prior to any date of prepayment of Revolving Credit Loans that are LIBOR Loans; and (2) one Business Day prior to the date of prepayment of Revolving Credit Loans that are Base Rate Loans; and (B) any prepayment of any Revolving Credit Loans that are:  (1) LIBOR Loans shall be in a principal amount of $100,000 or more, or, if less, the entire principal amount thereof then outstanding; and (2) Base Rate Loans shall be in a principal amount of $100,000 or more, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid.  If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Revolving Credit Loan that is a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.4.

Section 2.4.Interest/Applicable Rates.

(a)   Subject to the provisions of subsection Section 2.4(b):  (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)  (i)    If any amount of principal of any Revolving Credit Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

      (ii)   If any amount (other than principal of any Revolving Credit Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

     (iii)  While any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)   Interest on each Revolving Credit Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

Section 2.5.Computations of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days and actual days elapsed.  Interest shall accrue on each Revolving Credit Loan for the day on which the Revolving Credit Loan is made, and shall not accrue on a Revolving Credit Loan, or any portion thereof, for the day on which the Revolving Credit Loan or such portion is paid, provided that any Revolving Credit Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Bank of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.6.Payments Generally; Collection of Payments.

(a)  General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Bank in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein.  All payments received by Bank after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)  Collection of Payments.  Borrower authorizes Bank to collect all principal and interest due under each credit created by the Loan Documents by charging Borrower’s deposit account number 41121041941 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 2.7.Collateral.

As security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower hereby grants to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interests), and shall cause each Domestic Subsidiary that is a Material Subsidiary (including, as required by Section 6.11(a) and subject to the timeframes established therein, any Domestic Subsidiary formed or acquired after the  Closing Date) to grant to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interest), in all of Borrower’s and each such Domestic Subsidiary’s personal property (including, without limitation, all of Borrower’s ownership interests in Subsidiaries, accounts receivable, inventory, equipment and intellectual property now owned or hereafter acquired), but excluding interests shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary.

As additional security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower shall cause each Domestic Subsidiary that is a Material Subsidiary to grant to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interest) in all such Domestic Subsidiary’s ownership interest in any other Domestic Subsidiary or Foreign Subsidiary, but excluding shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary and, with respect to each Foreign Subsidiary, subject to the time frames established in Section 6.11(b).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall reimburse Bank within 7 days after written demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

Section 2.8.Guaranties.

Subject to the time frames established in Section 6.11(a) hereof, all Obligations shall be guaranteed jointly and severally by each Domestic Subsidiary (each a “Guarantor” and, collectively, the “Guarantors”), as evidenced by and subject to the terms of guaranties (each a “Guaranty” and, collectively, the “Guaranties”) in form and substance satisfactory to Bank.

Article III

Taxes, Yield Protection

and Illegality

Section 3.1.Illegality.

If Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Bank to purchase or sell, or to take deposits of, Dollars in the London interbank offered market, then, on notice thereof by Bank to Borrower, any obligation of Bank to make or continue LIBOR Loans or to convert Revolving Credit Loans that are Base Rate Loans to LIBOR Loans shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from Bank, prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if Bank may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.4 in accordance with the terms thereof due to such prepayment or conversion.

Section 3.2.Inability to Determine Rates.

If Bank determines in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank offered market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to Bank of funding such Revolving Credit Loan, then Bank will promptly so notify Borrower.  Thereafter, the obligation of Bank to make or maintain LIBOR Loans shall be suspended until Bank revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing consisting of Base Rate Loans in the amount specified therein.

Section 3.3.Increased Costs.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (except any reserve requirement reflected in LIBOR);

(ii)  subject Bank to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to Bank in respect thereof (except for taxes covered by paragraph (c) below); or

(iii)  impose on Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Revolving Credit Loan), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount), then, upon written request of Bank (together with a certificate as described in Section 3.3(d)), Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If Bank determines that any Change in Law affecting Bank or Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Credit Loans made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time, upon written request of Bank (together with a certificate as described in Section 3.3(d)), Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

               (c)  Taxes.  Borrower shall pay to Bank within 10 days after written demand, in addition to any other amounts due or to become due hereunder, any and all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower absent manifest error.

(d)   Certificates for Reimbursement.  A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in subsection (a), (b) or (c) of this Section, as well as the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay Bank the amount shown as due on any such certificate within ten days after receipt thereof.

(e)   Delay in Requests.  Failure or delay on the part of Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to in this subsection shall be extended to include the period of retroactive effect thereof).

Section 3.4.Compensation for Losses.

Upon written demand of Bank from time to time, Borrower shall promptly compensate Bank for and hold Bank harmless from any loss, cost or expense incurred by it as a result of:

(a)   any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)  any failure by Borrower (for a reason other than the failure of Bank to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Credit Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by Bank in connection with the foregoing.  For purposes of calculating amounts payable by Borrower to Bank under this Section 3.4, Bank shall be deemed to have funded each LIBOR Loan made by it by a matching deposit or other borrowing in the London interbank offered market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

Section 3.5.Survival.

All obligations of Borrower under this Article III shall survive repayment, satisfaction or discharge of all the Obligations.

Article IV

Conditions

Section 4.1.Conditions of Initial Extension of Credit.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)   Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)   Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) this Agreement and the Note;
(ii) the Security Agreement;
(iii) each of the Guaranties required pursuant to Section 2.8 hereof;
(iv) the Subsidiary Security Agreement;
(v) the Pledge Agreement;

(vi)   such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each of Borrower and each Guarantor as Bank may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Person is a party;

(vii)  such documents and certifications as Bank may reasonably require to evidence that Borrower and each Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in:  (A) the State in which it is incorporated, organized or formed; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(viii) a favorable opinion of counsel to Borrower and Guarantors reasonably acceptable to Bank addressed to Bank, as to such matters as are reasonably required by Bank with respect to Borrower and the Guarantors and the Loan Documents;

(ix) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower ended September 30, 2008, signed by an appropriate Responsible Officer of Borrower; and
(x) such other documents as Bank may require under any other Section of this Agreement.

(c)   Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)  Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)  Fees.  Borrower shall have paid all fees, charges and disbursements of counsel to Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Bank).

Section 4.2.Conditions of Each Extension of Credit.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)   Compliance.  The representations and warranties contained herein and in each of the other Loan Documents executed by Borrower or any Guarantor shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)   Compliance Certificate.  Bank shall have received a duly completed Compliance Certificate as of the last fiscal month, signed by an appropriate Responsible Officer of Borrower.

(c)   Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

Article V

Representations and Warranties

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank created by the Loan Documents.

Section 5.1.Legal Status.  Borrower and each of its Subsidiaries, and each Subsidiary of a Subsidiary, is a corporation, partnership or limited liability company, duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.  All of the Subsidiaries of Borrower in existence as of the Closing Date are listed on Schedule 5.1 hereto.

Section 5.2.Authorization and Validity.  This Agreement and each of the Loan Documents executed by Borrower or any Guarantor have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 5.3.No Violation.  The execution, delivery and performance by Borrower and the Guarantors of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of such Person’s organizational documents, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any such Person is a party or may be bound which violation contravention, breach or default would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.4.Litigation.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency, against Borrower, any Subsidiary, or any Subsidiary of a Subsidiary, which is reasonably likely to be adversely determined, and if adversely determined would have a Material Adverse Effect, other than those disclosed on Schedule 5.4.

Section 5.5.Correctness of Financial Statement.  The annual financial statement of Borrower dated March 31, 2008, and all interim financial statements delivered by Borrower to Bank since such date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and presents fairly in all material respects the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor (exclusive of Permitted Liens) has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing or pursuant to this Agreement.

Section 5.6.Income Tax Returns.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

Section 5.7.No Subordination.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s or any Guarantor’s obligations created by the Loan Documents to any other obligation of Borrower or such Guarantor.

Section 5.8.Permits, Franchises.  Borrower and each of its Subsidiaries, and each Subsidiary of a Subsidiary, possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law the failure of which to comply with would have a Material Adverse Effect.

Section 5.9.ERISA Compliance.  Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred that would cause the loss of such qualification.  Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; and there are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; no ERISA Event has occurred or is reasonably expected to occur; and no event or circumstance has occurred or exists that would create an Event of Default under Section 8.1(j).

Section 5.10.Other Obligations.  None of Borrower or any Subsidiary (including any Subsidiary of a Subsidiary) is in default (i) as of the Closing Date, on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, and (ii) after the Closing Date, on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation in excess of $250,000.00.

Section 5.11.Environmental Matters.  Borrower is in compliance in all material respects with all applicable Environmental Laws.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 5.12.Eligible Accounts.  All accounts that are included in the Borrowing Base are Eligible Accounts and meet the definition thereof.

Article VI

Affirmative Covenants

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower shall, and shall (except in the case of the covenants set forth in Section 6.3 and Section 6.10) cause each of its Subsidiaries (including Subsidiaries of Subsidiaries) to, unless Bank otherwise consents in writing:

Section 6.1.Punctual Payments.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

Section 6.2.Accounting Records; One-Time Collateral Exams.  Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect its properties.  From time to time, as Bank shall require in the exercise of its reasonable discretion, permit Bank, or its employees, accountants, attorneys or agents, to conduct, with respect to each such Person, examinations and inspections of any collateral required hereby or any other property of Borrower or such Subsidiary, as applicable.  Such examination and inspection shall be conducted during ordinary business hours and upon one Business Day’s advance notice (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required).  Unless an Event of Default shall have occurred and be continuing, Borrower shall only be required to reimburse Bank for the out-of-pocket costs incurred by it in connection with any such inspection, audit or exam in an amount not to exceed $10,000.00 per fiscal year.

Section 6.3.Financial Statements.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)   not later than 20 days after and as of the end of each month, company prepared monthly consolidated and consolidating unaudited financial statements of Borrower, which financial statements shall include Borrower’s balance sheet as of the end of such month and the related statements of Borrower’s income, reconciliation of retained earnings and cash flows for the month then ended and any footnotes thereto, all in reasonable detail and prepared in accordance with GAAP;

(b)   promptly after the sending or filing thereof, but in no event later than 45 days after the end of each fiscal quarter of Borrower copies of each Form 10-Q report filed by Borrower with the SEC or any successor agency;

(c)   promptly after the sending or filing thereof, but in no event later than 75 days after the end of each fiscal year of Borrower, copies of each Form 10-K report filed by Borrower with the SEC or any successor agency;

(d)   not later than March 31 of each year, projected consolidated and consolidating balance sheets, income statements and cash flow statements for such year for Borrower, in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower as being Borrower’s good faith projections and identical to the projections to be used by Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Bank may in its discretion reasonably require (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results);

(e)   (i) prior to any advances that will increase the aggregate outstanding amount under the Revolving Line of Credit above Seven Million Five Hundred Thousand Dollars ($7,500,000); and (ii) within fifteen (15) days after the end of each month during which the aggregate amount outstanding under the Revolving Line of Credit exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000), a duly completed Borrowing Base Certificate signed by an appropriate Responsible Officer of Borrower;

(f)    as soon as available, but in no event later than ten (10) days after and as of the end of each month, an aging report for Borrower’s Accounts;

(g)   as soon as available, but in no event later than ten (10) days after and as of the end of each month, an account statement for Borrower’s accounts maintained with Wells Fargo Institutional Brokerage/Wells Capital Management; and

(h)   from time to time such other information as Bank may reasonably request.

Section 6.4.Compliance.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business, in each case the failure of which to preserve and maintain would result in a Material Adverse Effect.

Section 6.5.Insurance.  Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to, and in similar geographic locations as, that of such Person, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

Section 6.6.Facilities.  Keep all properties useful or necessary to such Person’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

Section 6.7.Taxes and Other Liabilities.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as such Person may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Person has made provision, in accordance with GAAP, for eventual payment thereof in the event such Person is obligated to make such payment.

Section 6.8.Litigation.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim in excess of $500,000.00.

Section 6.9.Financial Condition.  For any period during which there is at any time any outstanding Revolving Credit Borrowing under the Revolving Line of Credit, maintain Borrower’s financial condition as follows using GAAP (except to the extent modified by the definitions herein):

(a)   As of each calendar month end, Modified Quick Ratio of not less than 1.25 to 1.00.

(b)   As of each fiscal quarter end of Borrower and for the then ending fiscal quarter, GAAP Profit/Loss not less than:

For the fiscal quarter ending September 30, 2008:	negative Three Million Dollars (-$3,000,000)
For the fiscal quarter ending December 31, 2008:	negative Seven Hundred Fifty Thousand Dollars (-$750,000)
For the fiscal quarter ending March 31, 2009 and each fiscal quarter thereafter:	Five Hundred Thousand Dollars ($500,000)

(c)   As of each calendar month end, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower.

Section 6.10.Notice to Bank.  Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00.

Section 6.11.Subsidiaries.

(a)   Domestic Subsidiaries.  By not later than (i) with respect to each Domestic Subsidiary that is a Material Subsidiary in existence as of the Closing Date, the Closing Date, and (ii) with respect to each Domestic Subsidiary that is a Material Subsidiary formed or acquired on or after the Closing Date, twenty (20) calendar days after the formation or acquisition of such Domestic Subsidiary, cause such Domestic Subsidiary to execute and deliver to Bank (X) a Guaranty in satisfaction of the requirements of Section 2.8 hereof, (Y) a security agreement in satisfaction of the requirements of Section 2.7 hereof and (Z) such other documents as Bank shall reasonably request, in form and substance satisfactory to Bank, evidencing the authority of such Domestic Subsidiary to execute and deliver such Guaranty and security agreement, and the incumbency of the Persons executing such Guaranty and security agreement on behalf of such Domestic Subsidiary.

(b)   Foreign Subsidiaries.  By not later than (i) with respect to each Foreign Subsidiary in existence as of the Closing Date, the Closing Date, and (ii) with respect to each Foreign Subsidiary formed or acquired on or after the Closing Date, forty-five (45) calendar days after the formation or acquisition of such Foreign Subsidiary, execute, or cause to be executed, such further agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in order to effectuate the pledge to Bank of security interests in Borrower’s, and/or Borrower’s Subsidiaries’, ownership interest in such Foreign Subsidiary (such pledge exclusive of shares of voting stock of such Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary, as described in Section 2.8 hereof), including, without limitation, (A) executing and delivering to each such Foreign Subsidiary, a notice of the pledge of Borrower’s and/or Borrower’s Subsidiaries’ interests therein to Bank, and (B) causing such Foreign Subsidiary to execute and deliver to Bank an acknowledgment of pledge related to Borrower’s and/or such Subsidiaries’ pledge of its or their interest in such Foreign Subsidiary, in each case, in form in substance satisfactory to Bank.

(c)  Upon the request of Bank, with respect to Borrower’s Equity Interests in Subsidiaries pledged to Bank as collateral under the Loan Documents, Borrower shall promptly deliver stock certificates (or other comparable certificates) for all certificated securities now or at any time constituting such collateral, duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto.

Article VII

Negative Covenants

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower will not, and will not permit any Subsidiary (including Subsidiaries of Subsidiaries) of Borrower to, without Bank’s prior written consent:

Section 7.1.Use of Funds.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

Section 7.2.Capital Expenditures.  Make any additional investment in fixed assets in any fiscal period such that, after giving effect to such investment: (a) the aggregate investments in fixed assets made by Borrower and all Subsidiaries in the fiscal quarters ending December 31, 2008 and March 31, 2009 would exceed $4,250,000.00; and (b) the aggregate investments in fixed assets made by Borrower and all Subsidiaries in fiscal year 2010 would exceed $6,500,000.00

Section 7.3.Lease Expenditures.  Incur operating lease expense in any fiscal year such that, after giving effect to such operating lease expense, the aggregate operating lease expense incurred by Borrower and all Subsidiaries in such year is in excess of $1,200,000.00.

Section 7.4.Other Indebtedness.  Create, incur, assume or permit to exist any indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than Permitted Indebtedness.

Section 7.5.Merger, Consolidation, Transfer of Assets.  Merge into or consolidate with any other entity, other than pursuant to a Permitted Investment (provided that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower); make any substantial change in the nature of such Person’s business as conducted as of the date hereof or reasonably incidental thereto; acquire all or substantially all of the assets of any other entity, other than pursuant to a Permitted Investment; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of such Person’s assets (collectively, a “Transfer”), other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out, surplus or obsolete Equipment which was not financed by Bank; or (iv) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $100,000 during any fiscal year.

Section 7.6.Guaranties.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of such Person as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank constituting Permitted Indebtedness.

Section 7.7.Loans, Advances, Investments.  Make any loans or advances to or investments in any person or entity, other than Permitted Investments.

Section 7.8.Dividends, Distributions.  Declare or pay any dividend or distribution either in cash, stock or any other property on such Person’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such Person’s stock now or hereafter outstanding, except that Borrower may (i) pay dividends consistent with prior priorities in common stock of Borrower, (ii) repurchase the stock of former employees, consultants or directors of Borrower pursuant to stock repurchase agreements so long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase and (iii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower so long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase.

Section 7.9.Pledge of Assets.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Person’s assets now owned or hereafter acquired, other than Permitted Liens.

Section 7.10.Sale and Leasebacks.  Enter into any arrangement, directly or indirectly, with any other Person whereby Borrower or such Subsidiary, as applicable, shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower or such Subsidiary, as applicable, intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.11.Transactions with Affiliates.  Enter into any transaction of any kind with any affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an affiliate.

Article VIII

Events of Default

Section 8.1.Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)   Borrower shall fail to pay (i) when due any principal or any interest, or (ii) any fees or other amounts payable under any of the Loan Documents (and such default shall continue unremedied for a period of three Business Days); or

(b)   Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any Subsidiary or any other party under this Agreement or any other Loan Document, shall prove to be incorrect, false or misleading in any material respect when furnished or made; or

(c)  Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the date of its occurrence; or

(d)  Any default in the payment or performance of any material obligation in excess of $250,000.00, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred any debt or other material liability to any person or entity, including Bank, in excess of $50,000.00; or

(e)  The filing of a notice of judgment lien against Borrower or any Subsidiary; or the recording of any abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary; or the entry of a judgment against Borrower or any Subsidiary; or

(f)   Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary and such involuntary bankruptcy is not dismissed within 45 days or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or

(g)   There shall exist or occur any event or condition which Bank in good faith believes could reasonably be expected to have a Material Adverse Effect; or

(h)   Except to the extent permitted pursuant to Section 7.5, the dissolution or liquidation of Borrower or any Subsidiary which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any such Subsidiary; or

(i)   There shall exist a material deficiency in any collateral required hereunder, as identified by Bank pursuant to one or more of the collateral examinations and inspections referenced in Section 6.2 hereof; or

(j)(i) The occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan which results in or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000.00; or (ii) the failure by Borrower or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000.00; or

(k)   Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or Borrower or any Subsidiary contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any Subsidiary denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

                (l)   There occurs a Change of Control.

Section 8.2.Remedies.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit created by the Loan Documents and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Article IX

Miscellaneous

Section 9.1.No Waiver.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 9.2.Notices.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:Micrus Endovascular Corporation
821 Fox Lane
San Jose, CA 95131

Bank:Wells Fargo Bank, National Association
Peninsula Regional Commercial Banking Office
400 Hamilton Ave., Suite 110
Palo Alto, California  94301
Attention:  Customer Service Manager

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Section 9.3.Expenses; Indemnity; Damage Waiver.

(a)   Borrower shall pay to Bank within 7 days after written demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel and collateral review fees), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (ii) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b)   Borrower shall indemnify Bank and Bank’s affiliates and the partners, members, directors, officers, employees, agents and advisors of Bank and Bank’s affiliates (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Guarantor, or any Subsidiary of Borrower or any Guarantor, arising out of, in connection with, or as a result of:  (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Revolving Credit Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

(c)   To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 9.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)   The agreements in this Section 9.3 shall survive the termination of Bank’s commitment to make Revolving Credit Loans and the repayment, satisfaction or discharge of all other Obligations.

Section 9.4.Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, provided that so long as no Event of Default exists Bank shall not so sell, assign, transfer, negotiate or grant participations in to any direct competitor of Borrower without Borrower’s prior written consent.

Section 9.5.Entire Agreement; Amendment.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit created by this Agreement and the other Loan Documents and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof and thereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

Section 9.6.No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 9.7.Time.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 9.8.Severability of Provisions.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 9.9.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 9.11.Arbitration.

(a)   Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)   Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)   No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)   Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)   Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)   Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)   Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)   Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)   Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Continues with Signatures on Next Page]

In Witness Whereof, the parties hereto have caused this Credit Agreement to be executed as of the day and year first written above.

MICRUS ENDOVASCULAR CORPORATION		WELLS FARGO BANK NATIONAL
ASSOCIATION

By:	/s/ Gordon Sangster	By:	/s/ Matt Burke
Name:	Gordon Sangster	Name:	Matt Burke
Title:	CFO	Title:	Vice President

Credit Agreement

Exhibit A

Form of Revolving Line of Credit Note

[See attached.]

Exhibit B

Form of Loan Notice

Date:  ___________, __ _____
To:Wells Fargo Bank, National Association

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of November 5, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), between Micrus Endovascular Corporation (“Borrower”) and Wells Fargo Bank, National Association.  Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Agreement.

The undersigned Borrower hereby requests (select one):

_____A Revolving Credit Borrowing of Revolving Credit Loans

_____A conversion of LIBOR Rate Loans

_____A Revolving Credit Borrowing of LIBOR Rate Loans

_____A continuation of LIBOR Rate Loans

1.   On _______ (a Business Day).

2.   In the amount of $_______.

3.   [Insert for LIBOR Rate Loans: With an Interest Period of _______ months.]

The Revolving Credit Borrowing, if any, requested herein complies with Section 2.1 of the Agreement.

Micrus Endovascular Corporation

By:
Name:
Title:

Exhibit C

Form of Financial Covenant Compliance Certificate

TO:Wells Fargo Bank, National Association (“Bank”) under that certain Credit Agreement, dated as of November 5, 2008 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), between Micrus Endovascular Corporation, a Delaware corporation (“Borrower”), and Bank.

This Compliance Certificate is delivered this ___ day of ____________, 20__, by the undersigned, as a senior financial officer of Borrower to Bank in accordance with Section 6.9(c) of the Credit Agreement.

The undersigned hereby certifies on behalf of Borrower that:

1.   Attached hereto are the consolidated and consolidating company prepared monthly financial statements of Borrower, presented fairly in all material respects in accordance with GAAP that are required to be delivered pursuant to Section 6.3(a) of the Credit Agreement for the period ending ______________, 20__ (the “End Date”).

2.   As of the date of this Compliance Certificate, no Default or Event of Default has occurred and was continuing.

3.  The financial condition covenants and other compliance calculations and information set forth on Schedule 1 attached hereto are true, complete and accurate in all material respects on and as of the date of this Compliance Certificate.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto, are made and delivered, and the financial statements referenced above are made or posted, as applicable, this ____ day of _____, 200_, pursuant to the provisions of the Credit Agreement.

By:
[ ]
[ ]
of Micrus Endovascular Corporation

Schedule 1
to Compliance Certificate

A.	Modified Quick Ratio at each fiscal month end of Borrower, commencing with the fiscal month ending October 31, 2008 of 1.25:1.0.

1.	Modified Quick Ratio:
	a. unrestricted cash and marketable securities	$___________
	b. net accounts receivable	$___________
	c. current liabilities	$___________
2.	Quick Ratio ((1a+1b)/1c):		___________
3.	In compliance (yes / no)?		___________

B.
Minimum GAAP Profit/Loss for the fiscal quarter ending September 30, 2008 of negative Three Million Dollars (-$3,000,000), for the fiscal quarter ending December 31, 2008 of negative Seven Hundred Fifty Thousand Dollars (-$750,000) and for each fiscal quarter ending after December 31, 2008 of Five Hundred Thousand Dollars ($500,000).

1.	GAAP Profit/Loss:
	a. revenue	$___________
	b. cost of goods sold	$___________
	c. operating expenses	$___________
	d. stock-based compensation expenses	$___________
	e. stock-based acquisition expenses	$___________
2.	Operating Expenses (1c - 1d - 1e):		___________
3.	GAAP Profit/Loss (1a - 1b - 2):		___________
3.	In compliance (yes / no)?		___________

Exhibit D

Form of Borrowing Base Certificate
Schedule 1.1-A

Permitted Indebtedness

[Borrower to provide.]

Schedule 1.1-B

Permitted Investments

[Borrower to provide.]

Schedule 1.1-C

Permitted Liens

[Borrower to provide.]

Schedule 5.1

Subsidiaries

1.Domestic Subsidiaries
[Borrower to provide.]

2.Foreign Subsidiaries
[Borrower to provide.]
Schedule 5.4

Litigation

[Borrower to provide.]